Filed Pursuant to Rule 424 (b) (3)
File Number 333-48188

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 23, 2000)

5,354,000 Shares

TORVEC, INC.

COMMON STOCK

Filed pursuant to Rule 424(b) (3)
Filed Statement File No. 333-4818

STICKER SUPPLEMENT TO
PROSPECTUS
_____________

TORVEC

5,354,000 Common Shares
Par Value of $.01 Per Share

The Date of this Sticker is November 21, 2000

               The purpose of this Prospectus Supplement is to provide supplemental information regarding Torvec, Inc. (the "Company") in connection with the Offering of shares of the Company's common stock as described in the Company's Prospectus dated October 23, 2000 pursuant to which such Offering is being made. The information included in this Prospectus Supplement should be read in conjunction with the Prospectus.

On November 14, 2000, the Registrant joined with Vernon and Keith Gleasman in filing a lawsuit against McElroy Manufacturing, Inc., Arthur H. McElroy, II and Tri-Mc (collectively,
"MMI") in the United States District Court for the Northern District of Oklahoma. Prior to the
commencement of this lawsuit, the Gleasmans and MMI have been engaged in litigation and arbitration proceedings concerning an October, 1991 contract between the Gleasmans and
MMI. On April 22, 1999, the arbitrator issued a non-appealable decision which held that the exclusive ownership of the patents and the exclusive right to assign all interest in the patents, which were the subject matter of the litigation, belonged to the Gleasmans and,

hence, were assignable by the Gleasmans to the Registrant upon the Registrant's formation in 1996. The Registrant has reported on the ongoing status of the litigation and the arbitration proceedings in its previous filings, the most recent of which was its Quarterly Report (Form 10-QSB) filed for the period ended September 30, 2000.

Under the 1991 contract, MMI was to manufacture from one to five prototypes of an hydraulic pump and motor designed by the Gleasmans for use in a continuously variable gear transmission also designed by them. The hydraulic pump and motor designed by the Gleasmans necessitated a constant velocity joint in order to be marketable, and the Gleasmans utilized a gimbel in their designs for the constant velocity joint. The designs and related technology were patented under U.S. Patent No. 5, 440,878.

MMI manufactured a first-generation prototype of the pump and motor using a gimbel for the constant velocity joint. However, after such manufacture, on numerous occasions, MMI stated to the Gleasmans that the first-generation prototype pulsated or oscillated during operation of the motor which rendered the pump and motor inoperable for its stated purposes and, thus, unmarketable, and that the gimbel was the source of the pulsation or oscillation.

Management of the Registrant believes that these statements made by MMI were false and that MMI knew that the first-generation pump and motor utilizing a gimbel as the constant velocity joint, as specifically designed by the Gleasmans, did not pulsate or oscillate but was instead a valuable and marketable pump and motor system which could have been rapidly commercialized.

As a result of these falsifications, management believes that the Registrant has been harmed in the following important respects:

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The Gleasmans and Torvec were induced to proceed with expensive and time consuming design, manufacturing and marketing of an alternative to the gimbel. Specifically, the Gleasmans and, later, Torvec, expended an aggregate sum of approximately $1,000,000 in the design, manufacture and marketing of spherical gear technology, in significant part, to replace the gimbel and subsequent pump and motor prototypes.

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As a result of MMI's false representations, the Gleasmans and, later, the Registrant have lost significantly valuable business opportunities available to them. By reason of the foregoing, management believes that MMI is liable to the Registrant for considerable compensatory and punitive damages in an amount to be determined at trial.

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As a result of MMI's fraudulent representations, the Gleasmans, and later, the Registrant, were induced to forebear the exercise of their rights to obtain worldwide patents on the pump and motor design which implemented a gimbel as the constant velocity joint and that therefore MMI is liable to the plaintiffs, including the Registrant, for compensatory and punitive damages in amounts to be determined at trial.

The plaintiffs, including the Registrant, have demanded a jury trial with respect to this litigation.

THIS STICKER IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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